Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated April 1, 2013, of MEDL Mobile Holdings, Inc. for the year ended December 31, 2012 and 2011, and the unaudited interim financial statements for the three and six months period ended March 31, 2013 and June 30, 2013, which appear in MEDL Mobile Holdings, Inc. to Registration Statement on Form S-8 filed on or about September 25, 2013.

/s/ KBL, LLP

KBL, LLP

New York, NY

September 25, 2013

114 West 47th Street, 19th Floor, New York, NY 10036	212.785-9700